CARDERO RESOURCE CORP.

(the Company”)

REPORT OF VOTING RESULTS

Pursuant to section 11.3 of National Instrument 51-102, the following matters were put to vote at the Annual General Meeting of the shareholders of the Company held on April 19, 2006.  Reference is made to the Management Information Circular of the Company dated March 15, 2006 for more detail on these matters.  The report on the voting results is as follows:

1.

Appointment and Compensation of Auditors

By a show of hands, Smythe Ratcliffe, Chartered Accountants, were appointed auditors for the Company for the ensuing year and the Directors were authorized to set the remuneration of the auditors for that period.

2.

Election of Directors

The following individuals were nominated and, by a show of hands, were elected as directors of the Company until the next Annual General Meeting or until their successors are elected or appointed:

Henk Van Alphen	Lawrence W. Talbot
Leonard Harris	Murray Hitzman

Mr. Anthony Frizelle, one of the proposed nominees in the March 15, 2006 Information Circular, elected not to stand for re-election and as such, only four directors were nominated and elected.

3.

Adoption of Incentive Stock Option Plan

By a show of hands, it was resolved that the Company’s 2002 Incentive Stock Option Plan, as described in the Company’s Information Circular dated March 15, 2006, and the grant of options thereunder in accordance therewith, be approved.

Dated May 2, 2006

“Marla K. Ritchie” (signed) Marla Ritchie, Corporate Secretary